Exhibit 99.1

For Immediate Release	Contact:	John E. Vollmer III
SVP-Corporate Development
Patterson-UTI Energy, Inc. (214) 360-7800

Patterson-UTI Energy Completes Acquisition of
TMBR/Sharp Drilling, Inc.

Drilling Fleet Increases to 361 Rigs

     SNYDER, Texas and MIDLAND, Texas — February 12, 2004 — PATTERSON-UTI ENERGY, INC. (Nasdaq: PTEN), the second-largest operator of land-based oil and natural gas drilling rigs in North America, and TMBR/Sharp Drilling, Inc. (Nasdaq: TBDI), today jointly announced that they have completed their merger transaction whereby Patterson-UTI Energy has acquired the remaining outstanding shares of TMBR/Sharp Drilling, Inc. The transaction received the approval of TMBR/Sharp’s shareholders on Wednesday, February 11, 2004. With the addition of TMBR/Sharp’s 18 drilling rigs, Patterson-UTI Energy’s drilling rig fleet increases to 361.

     According to the terms of the transaction, shareholders of TMBR/Sharp Drilling will receive 0.312166 of a share of Patterson-UTI common stock and $9.09 cash for each share of TMBR/Sharp Drilling common stock for a total value of $20.2905 per share based on the closing price on February 11, 2004, of $35.88 for a share of Patterson-UTI.

     Mark S. Siegel, Chairman of Patterson-UTI, stated, “We are gratified that TMBR/Sharp’s shareholders have approved this transaction and are pleased to welcome them as new Patterson-UTI shareholders. We are looking forward to working with Tom Brown and his team as we build upon the solid foundation for success that they have established.”

     Thomas C. Brown, Chairman of TMBR/Sharp Drilling, stated, “Yesterday’s shareholder vote concludes a chapter in our company’s history, but it also represents the beginning of what I am confident will be a very positive relationship that will benefit our customers, employees and our former shareholders.”

     About Patterson-UTI Energy, Inc.

     Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. With the addition of TMBR/Sharp’s 18 drilling rigs, the Company owns 361 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Louisiana, Mississippi, Colorado, Utah, Wyoming and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has a small exploration and production business that is based in Texas.

     Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC.